Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2018

MELVILLE, N.Y., May 10, 2018 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three-month period ended March 31, 2018. The Company is reporting revenue of $15,742,000, compared to $13,216,000, for the same period in 2017. Additionally, the Company is reporting net income before taxes of $88,000, compared to a loss of $84,000, for the first quarter in 2017. After giving effect to income tax expense of $23,000, the Company is reporting net income for the three-month period ended March 31, 2018 of $65,000. During the first quarter of 2017, the Company recorded a tax benefit of $24,000, and a $60,000 loss after taxes.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “I am pleased to report that our first quarter 2018 revenue is more than 19% greater than the same period a year ago, with net income increasing $125,000. The acquisition of the business assets of Jiffy Air Tool, Inc. in April of 2017 has enabled us to penetrate deeper into the aerospace sector of the pneumatic tool industry. Our Aerospace revenue for the first quarter of 2018 was nearly $2.7 million, the highest quarterly level of Aerospace revenue in our history. Automotive and Industrial/catalog revenue improved 9.0% and 9.6% respectively, this quarter compared to the same period in the prior year. This improvement was driven by a stronger market demand and increased sales to government entities. Lastly, the decision in 2017 not to renew an agreement in which we delivered Craftsman® pneumatic tools and accessories to Sears, effective September 30, 2017, was the primary cause for the decline in our Retail revenue this quarter, compared to the first quarter of 2017. As an aside, I am pleased to report that we exited our relationship with Sears without writing down any inventory, or accounts receivable.”

Mr. Horowitz added, “During the first quarter of 2018, Hy-Tech revenue also improved, increasing 28.5% over the same period a year ago. Hy-Tech’s OEM-Engineered Solutions initiative, which is designed to expand its products and technologies into new niche markets, continues to expand, with revenue up 95% when comparing the three-month periods ended March 31, 2018 and 2017. We believe growth in this area should continue for the foreseeable future.”

Mr. Horowitz continued, “Our adoption, effective January 1, 2018, of the new revenue recognition standards, requires us to account for certain expenses that were previously accounted for in our selling, general and administrative expenses, or SG&A, prior to the adoption, as a direct reduction of our revenue. While the adoption of this new accounting standard did not affect our net income, it did cause our revenue, gross profit and SG&A to each decrease by $214,000. The adoption of this new standard contributed to the decline in our consolidated gross margin. However, the new standard contributed to an improvement in our operating margin, which is operating income or loss as a percentage of our revenue. Our first quarter of 2018 SG&A expense as a percentage of revenue was 33.5%, compared to 38.2% for the same period a year ago, despite SG&A increasing $233,000 due primarily to the inclusion of the Jiffy operation this year, partially offset by the new accounting standard previously discussed.”

Mr. Horowitz concluded his remarks by adding, “We remain focused on being a key provider of power hand tools and accessories. The continued growth of our new business lines, both Jiffy and our OEM-Engineered Solutions initiative bear witness to our successes. Lastly, we plan to continue our pursuit of business opportunities, which include acquisitions of complementary businesses, as well as new market initiatives, with the goal to enhance shareholder value.”

In a separate announcement today, the Company announced the declaration of a quarterly cash dividend.

The Company will be reporting the following.

RESULTS OF OPERATIONS

Unless otherwise discussed elsewhere in this release, the Company believes that its relationships with its key customers and suppliers remain satisfactory.

We determined that, based on a number of factors including Sears’ continuing financial difficulties, the sale of the Craftsman brand by Sears to Stanley Black & Decker and our level of working capital exposure in relation to our return on that investment pertaining to Sears, it was in our best interest not to renew a supply agreement between us and Sears, effective September 30, 2017.

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 In December of 2017, Florida Pneumatic and Home Depot agreed to launch an improved line of pneumatic tools to replace the current offering. We expect to begin shipment of this new product line sometime in the third quarter of 2018. Gross margin for the new product line will be approximately 2% less than the current product line. In order to promote the roll out of the new products, Florida Pneumatic has agreed to participate in the marketing efforts by contributing $1,000,000. We believe this will be contributed some time during the remainder of 2018.

We adopted new accounting standards relating to revenue recognition referred to ASC 606 effective January 1, 2018. The most significant impact of this adoption to our results of operations was that beginning January 1, 2018 we now classify certain expenses as deductions against revenue, that prior to the adoption, were accounted for as a selling expense.

We believe that over time several newer technologies and features will have a greater impact on the market for the Company’s traditional pneumatic tool offerings. This evolution has been felt initially by the advent of some cordless operated hand tools in the automotive aftermarket. We are currently evaluating the development of more advanced technologies in our tool platforms.

Following an announcement by the President of the United States in first quarter of 2018 of his intention to impose tariffs on certain goods imported specifically from China, the Office of the U.S. Trade Representative announced a proposed list of China-manufactured categories of products that would be subject to a tariff of up to 25%. Such list is scheduled to undergo further review in a public notice and comment process, including a hearing.  It is anticipated that a final determination on the products subject to the tariffs will be announced during the second quarter of 2018. A large portion of products imported by Florida Pneumatic for its Retail customers could be subject to this tariff. Should Florida Pneumatic be unable to pass a major portion of the additional cost created by these new proposed tariffs on to its customers, the profit margin on these products would be severely impacted. We are awaiting further announcements on this matter from the U.S. Government and remain in contact with our Retail customers. Based upon current releases from the Office of the U.S. Trade Representative, products offered to the Company’s non-retail customers thus far are not materially affected, as such other products are imported from other countries, produced domestically or, to the extent imported from China, such imports are immaterial to those product lines.

Other than the aforementioned, or that may be discussed further in this press release, there are no major trends or uncertainties that had, or we could reasonably expect could have, a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

The tables below provide an analysis of our net revenue from for the three-month periods ended March 31, 2018 and 2017.

	Three months ended March 31
			Increase
	2018	2017	$	%
Florida Pneumatic	$12,264,000	$10,509,000	$1,755,000	16.7%
Hy-Tech	3,478,000	2,707,000	771,000	28.5

Consolidated	$15,742,000	$13,216,000	$2,526,000	19.1%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Retail, Automotive, Aerospace and Industrial/catalog. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended March 31,
	2018		2017		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail	$4,090,000	33.4%	$5,353,000	50.9%	$(1,263,000)	(23.6)%
Automotive	3,938,000	32.1	3,613,000	34.4	325,000	9.0
Aerospace	2,670,000	21.8	89,000	0.9	2,581,000	2,900.0
Industrial/catalog	1,364,000	11.1	1,245,000	11.8	119,000	9.6
Other	202,000	1.6	209,000	2.0	(7,000)	(3.3)
Total	$12,264,000	100.0%	$10,509,000	100.0%	$1,755,000	16.7%

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The decline in Florida Pneumatic’s first quarter 2018 Retail revenue presented in the table above was driven by our decision in 2017 not to renew a supply agreement with Sears, as well as a slight decline in The Home Depot revenue. The increase in Automotive revenue this quarter, compared to the same three-month period in 2017, was due primarily to the increase in consumer product demand for our AIRCAT tools sold through a major on-line distributor, and an increase in revenue from our UAT division headquartered in the United Kingdom. UAT revenue in local currency (GBP), declined 1.62% this quarter compared to the same period in 2017, however when converted to USD its revenue increased 10.5%, resulting in an increase of approximately $72,000. The Jiffy acquisition in April 2017 enabled us to approach the aerospace sector with a much stronger brand and breadth of products. As a result, our Aerospace sales contributed nearly $2.6 million to Florida Pneumatic’s improved revenue this quarter, compared to the first quarter of 2017. Lastly, Industrial/catalog revenue increased 9.6% this quarter, compared to the same period in 2017, which we attribute to overall market sector strengthening for this product line.

Hy-Tech

Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP, ATSCO, OZAT and NUMATX, which are categorized as “ATP” for reporting purposes and include heavy duty air tools and air motors, industrial grinders, impact sockets, hydro-pneumatic riveters and OEM business. Hy-Tech’s other product lines, Thaxton and Quality Gear, are reported with its general machining business as “Other” below.

	Three months ended March 31,
	2018		2017		Increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$3,076,000	88.4%	$2,406,000	88.9%	$670,000	27.8%
Other	402,000	11.6	301,000	11.1	101,000	33.6
Total	$3,478,000	100.0%	$2,707,000	100.0%	$771,000	28.5%

Significant components contributing to the increase in Hy-Tech’s first quarter 2018 ATP revenue, compared to the same period in 2017, include the increase in orders from a large customer acquired in the ATSCO acquisition that had, until recently, reduced its placement of orders with us. Additionally, our “engineered solutions” program, which pursues alternate markets where we can exploit our engineering and manufacturing expertise, and develop different applications for our tools, motors and accessories, continues to expand. This marketing strategy continues to provide us an opportunity to generate new sources of revenue. Revenue this quarter from this new initiative was $395,000, compared to approximately $200,000 in the same period in the prior year, with future orders at March 31, 2018 of approximately $760,000. The improvement in Hy-Tech’s Other revenue was driven primarily by an increase in Thaxton sales.

Gross profit / margin

	Three months ended March 31,				Increase (decrease)
	2018		2017		Amount			%
Florida Pneumatic	$4,183,000		$4,119,000		64,000			1.6%
As percent of respective revenue		34.1%		39.2%		(5.1)%
Hy-Tech	$1,251,000		$854,000		$397,000			46.5
As percent of respective revenue		36.0%		31.5%		4.5%
Total	$5,434,000		$4,973,000		$461,000			9.3%
As percent of respective revenue		34.5%		37.6%		(3.1	)5%

Three primary factors impacted Florida Pneumatic’s gross margin during the three-month period ended March 31, 2018. First, as discussed earlier in this management’s discussion and analysis, we adopted ASC 606. This adoption effectively reduced gross profit by reducing net revenue by $214,000, thus resulting in a reduction in gross margin of 1.7 percent. Second, its gross margin was negatively impacted by late arrival of overseas shipments, which are the drivers of Florida Pneumatic’s overhead absorption. Fewer containers were processed through its facility and caused reduced absorption, thus lowering its gross margin. We believe the absorption short-fall incurred this quarter should be reversed during the second and third quarters of 2018. Lastly, during the three-month period ended March 31, 2018, foreign currency, specifically the weakness of the U.S. dollar to the Taiwan dollar adversely affected Florida Pneumatic’s gross margin.

Hy-Tech was able to improve its overall gross margin primarily due to greater absorption of its manufacturing overhead costs, driven by greater through-put through the facility.

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Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the first quarter of 2018, our SG&A was $5,280,000, compared to $5,047,000 for the same three-month period in 2017, or an increase of $233,000. The most significant item contributing to the net increase was additional operating expenses incurred at Jiffy during the first quarter of 2018 of $581,000, whereas there were no Jiffy SG&A expenses during the first quarter of 2017. Additionally, as the result of the adoption of the new revenue recognition standards, we now are required to classify as adjustments to net revenue certain expenses, which aggregated approximately $214,000 during the three-month period ended March 31, 2018 that prior to the adoption were accounted for as SG&A. Other significant components to the change in SG&A include reductions in: (i) variable expenses, which include costs such as: commissions, advertising travel and warranty of $192,000, due primarily to lower Retail revenue; (ii) depreciation and amortization of $48,000; (iii) professional fees of $242,000, which during the first quarter of 2017 included fees and expenses related to the Jiffy Acquisition as well as recruitment fees for executive positions at Hy-Tech. The reductions were partially offset by increases in our stock based compensation of $59,000, and compensation expense which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, increased $47,000.

Other Expense

Other Expense represents the adjustment of the fair value of the contingent consideration obligation to the Jiffy Seller.

Interest

	Three months ended March 31,		Increase
	2018	2017	Amount
Interest expense attributable to:
Short-term borrowings	$13,000	$1,000	$12,000
Term loans, including Capital Expenditure Term Loans	1,000	—	1,000
Amortization expense of debt issue costs	23,000	9,000	14,000

Total	$37,000	$10,000	$27,000

The increase in short-term loan borrowings interest was driven primarily by greater borrowings against our Revolver, described below, in 2018, compared to the prior year, and to a lesser extent, higher interest rates. The increase in amortization of debt issue costs is due to the expenses incurred with the amendment to our Credit Agreement in April 2017 that related to the Jiffy acquisition.

Our average balance of short-term borrowings during the three-month period ended March 31, 2018 was $1,847,000, compared to $103,000 during the same three-month period in 2017.

Income taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis, and may change in subsequent interim periods. Accordingly, our effective tax rate for the three-month period ended March 31, 2018 was 26.1%, compared to the effective tax benefit rate of 28.6% for the three-month period ended March 31, 2017. The Company’s effective tax rates for both periods were affected primarily by state taxes, non-deductible expenses and foreign tax rate differentials.

The Tax Cuts and Jobs Act (the “Act”) was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries previously deferred from tax, generally eliminates U.S federal income taxes on dividends from foreign subsidiaries and creates a new provision designed to tax global intangible low-taxed income (“GILTI”). Also on December 22, 2017, the U.S. Securities and Exchange Commission issued Staff Accounting Bulletin No. 118 (“SAB 118”) which provides for a measurement period of up to one year from the enactment for companies to complete their accounting for the Act. The Company is applying the guidance in SAB 118 when accounting for the enactment-date effects of the Act.

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At March 31, 2018, the Company has not completed its accounting for the tax effects of the Act, but has made reasonable estimates of the effects on the re-measurement of its deferred tax assets and liabilities as well as its transition tax liability. During the three month period ended March 31, 2018, the Company made no adjustments to the provisional amounts recorded at December 31, 2017. Additionally, the Company has not yet collected and analyzed all necessary tax and earnings data of its foreign operations and therefore, the Company has also not yet completed its accounting for the income tax effects of the transition tax. The Company will continue to make and refine its calculations as additional analysis is completed.

The Act also subjects a U.S. shareholder to tax on GILTI earned by certain foreign subsidiaries. Under U.S. GAAP, the Company is permitted to make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred as a period expense only. Given the complexity of the GILTI provisions, the Company is still evaluating the effects of the GILTI provisions and has not yet made its accounting policy election. At March 31, 2018, because the Company is still evaluating the GILTI provisions, the Company has included tax expense related to GILTI for the current year in its estimated annual effective tax rate and has not provided additional GILTI on deferred items.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	March 31, 2018	December 31, 2017
Working Capital	$24,249,000	$24,278,000
Current Ratio	3.93 to 1	4.08 to 1
Shareholders’ Equity	$46,084,000	$46,013,000

Credit facility

In October 2010, we entered into a Loan and Security Agreement (“Credit Agreement”) with an affiliate of Capital One, National Association (“Capital One” or the “Bank”). The Credit Agreement, as amended from time to time, among other things, provides the ability to borrow funds under a Revolver arrangement, which is currently set at a maximum of $16,000,000. Revolver borrowings are secured by the Company’s accounts receivable, inventory, equipment and mortgages on real property. Additionally there is a $1,600,000 line available for capital expenditures. Lastly, the Credit Agreement includes a $100,000 term loan. This term loan, which is secured by our real property, remains in place such that should we and Capital One wish to facilitate future term loan borrowings more efficiently and less costly. P&F and certain of its subsidiaries are borrowers under the Credit Agreement, and their obligations are cross-guaranteed by certain other subsidiaries.

At our option, Revolver borrowings bear interest at either LIBOR (“London InterBank Offered Rate”) or the Base Rate, as the term is defined in the Credit Agreement, plus an Applicable Margin, as defined in the Credit Agreement. We are subject to limitations on the number of LIBOR borrowings.

At March 31, 2018 and December 31, 2017, our short term or Revolver borrowings were $3,241,000 and $1,928,000, respectively. Applicable LIBOR Margins in effect as of March 31, 2018 and December 31, 2017 was 1.50%. The Applicable Base Rate Margins in effect as of March 31, 2018 and December 31, 2017 was 0.50%.

Contemporaneously with the acquisition of the Jiffy business, we entered into a Second Amended and Restated Loan and Security Agreement, effective as of April 5, 2017, the closing date of the Jiffy Acquisition (the “2017 Agreement”), with Capital One. The 2017 Agreement, among other things, amended the Credit Agreement by: (1) increasing the maximum amount it can borrow under the Revolver Commitment (as defined) from $10,000,000 to $16,000,000, subject to certain borrowing base criteria, and (2) modifying certain borrowing base criteria as well as financial and other covenants. In addition, we incurred $84,000 of debt issue costs in connection with this Amendment.

 We provide Capital One monthly financial statements, monthly borrowing base certificates and monthly certificates of compliance with various financial covenants. We believe we are in compliance with all financial and non-financial covenants. As part of the 2017 Agreement, if an event of default occurs, the interest rate would increase by two percent per annum during the period of default, in addition to other remedies provided to Capital One.

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We believe that should a need arise whereby the current credit facility is insufficient, we can borrow additional amounts against our real property or other assets.

Cash flows

During the three-month period ended March 31, 2018, our net cash increased to $1,704,000 from $1,241,000 at December 31, 2017.   Our total bank debt at March 31, 2018 was $3,341,000 and $2,028,000 at December 31, 2017. The total debt to total book capitalization (total debt divided by total debt plus equity); at March 31, 2018 was 6.8% and at December 31, 2017 was 4.2%.

In February 2018, our Board of Directors declared a quarterly cash dividend of $0.05 per share of our common stock, which was paid in March 2018. The total of such dividend payment was $180,000. The Company continues to maintain the dividend policy; however, the declaration of dividends under this policy going forward is dependent upon our financial condition, results of operations, capital requirements and other factors deemed relevant by our Board of Directors.

On August 9, 2017, our Board of Directors authorized us to repurchase up to 100,000 shares of our common stock over a period of up to twelve months (the “Repurchase Program”). On August 24, 2017, we announced that, pursuant to the Repurchase Program, we had adopted a written trading plan in accordance with the guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934. Since inception of the Repurchase Program, through March 31, 2018, we repurchased approximately 57,000 shares of our Common Stock, the cost of which was approximately $439,000.  During the three-month period ended March 31, 2018, we repurchased 10,356 shares at a cost of approximately $82,000.

During the three-month period ended March 31, 2018, we used $570,000 for capital expenditures, compared to $231,000 during the same period in the prior year.  Capital expenditures for the balance of 2018 are expected to be approximately $1,500,000, some of which may be financed through our credit facilities with Capital One, or financed through independent third party financial institutions. The remaining 2018 capital expenditures will likely be for machinery and equipment, tooling and computer hardware and software.

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OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for May 10, 2018, at 11:00 A.M., Eastern Time, to discuss its first quarter of 2018’s results and financial condition. Investors and other interested parties who wish to listen to or participate can call 888-293-6979. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about May 11, 2018.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2018 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas, including tariffs;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	March 31, 2018	December 31, 2017
	(Unaudited)	(Unaudited)
Assets
Cash	$1,704	$1,241
Accounts receivable - net	10,667	10,047
Inventories	18,739	19,657
Prepaid expenses and other current assets	1,427	1,224

Total current assets	32,537	32,169

Net property and equipment	9,133	8,907
Goodwill	4,454	4,447
Other intangible assets - net	8,376	8,533
Deferred income taxes - net	847	872
Other assets – net	89	110
Total assets	$55,436	$55,038

Liabilities and Shareholders’ Equity
Short-term borrowings	$3,241	$1,928
Accounts payable	2,735	2,443
Accrued compensation and benefits	961	1,944
Accrued other liabilities	1,256	1,576
Current maturities of long-term debt	95	---

Total current liabilities	8,288	7,891

Long-term debt, less current maturities	---	94
Other liabilities	1,064	1,040

Total liabilities	9,352	9,025

Total shareholders' equity	46,084	46,013

Total liabilities and shareholders' equity	$55,436	$55,038

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
(In Thousand $)	2018	2017

Net revenue	$15,742	$13,216
Cost of sales	10,308	8,243
Gross profit	5,434	4,973
Selling, general and administrative expenses	5,280	5,047
Operating income (loss)	154	(74)
Other expense	29	---
Interest expense	37	10
Income (loss) before income taxes	88	(84)
Income tax expense (benefit)	23	(24)
Net income (loss)	$65	$(60)

P&F INDUSTRIES INC. AND SUBSIDIARIES

EARNINGS (LOSS) PER SHARE (Unaudited)

	Three Months Ended March 31,

	2018	2017
Basic and diluted earnings (loss) per share

Net income (loss)	$0.02	$(0.02)

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,  AND AMORTIZATION

(Unaudited)

(In Thousands $)	Three Months Ended March 31,
	2018	2017
Net income (loss)	$65	$(60)
Add:
Depreciation and amortization	514	525
Interest expense	37	10
Tax expense (benefit) for income taxes	23	(24)

EBITDA (1)	$639	$451

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

### End ###

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